[FORTRON/SOURCE LETTERHEAD]

                  MANUFACTURING/RESALE AGREEMENT


Between:       Digital Power Corp. And Fortron/Source Corp.

PURPOSE:

Fortron/Source and Digital Power wish to capitalize on each other's strengths, which are respectively, high volume, cost-effective manufacturing, and development/marketing of new, innovative products. Accordingly, Fortron/Source agrees not to sell any Digital Power designs (or modifications of the base design) to any entity other than Digital Power, unless specifically agreed to, in advance, in writing.

INITIAL AGREEMENT:

Fortron/Source agrees (upon receipt of firm PO from Digital) to build a test run of 1000 units of a particular model to be determined by Digital Power, but in all likelihood, a US50-341. These units will be stocked locally and exclusively for Digital Power, and delivered, as required at a cost of $22.00 (or less if similar power supply), FOB Fremont, California. Digital Power agrees to take delivery over a maximum of one year. from the date originally received at Fortron/Source's Fremont facility. Based upon the cost analysis provided by this initial test run, Fortron/Source will then provide Digital Power with a firm quote for volume production.

Digital Power agrees to allow Fortron/Source to manufacture and sell the model US155-201 (as F/S # SU150D23) to Standard MicroSystems, located in N.Y. with Engineering in Mass. The cost for the first 250 kits on this product, if purchased through Digital Power, will be $35.00. Also, the Magnetic set will be available for $5.00 each. Any other kits purchased through Digital Power will be available at $38.00 up to a maximum of 1000 pieces. Digital Power agrees to maintain current safety agency requirements and multiple list Fortron/Source on the model. All agency listing cost for this will be paid by Fortron/Source. Digital Power agrees to ~protect~ Fortron/Source at this account for the duration of this agreement by : not quoting on this model at SMC and not allowing another Private label company to quote.

DESIGN OWNERSHIP:

This agreement does not constitute a transfer of ownership of the power supply designs or their derivatives or yet to be developed products. As such, Digital Power is authorizing only an alternate or secondary manufacturing location with respect to the appropriate safety agency certifications. Fortron/Source is not authorized to seek their own safety agency certifications on these designs.

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                    [FORTRON/SOURCE LETTERHEAD]


Digital agrees to provide all BOM's (with individual component prices), AVL's, artwork, test procedure or any such documentation necessary to manufacture the product. Fortron/Source understands that this information is proprietary and will abide by the Nondisclosure Agreement previously signed.

NON-COMPETITIVE STRUCTURE:

Fortron agrees not to pursue any account with a Digital Power product without written authorization, in advance, to do so. If given, Fortron/Source will provide: Digital Power model number, price and volume quoted and the customer name and address.

Fortron agrees to an inspection of its China facility by a Digital Power representative when requested. Should any documents be needed to assure shipments or agency compliance, they will be provided then.

COMMISSIONS AND ROYALTIES:

Each party will be responsible for paying their own sales representatives, unless otherwise agreed upon.

Fortron/Source agrees to pay Digital Power $13.80 per US155-201 sold to Standard MicroSystems. Once a cost analysis can be provide showing a reduction in raw material cost (presently $35ea.), Fortron agrees to split this difference with Digital Power. This difference is figured from $35 to actual finished goods cost. Royalties will accrue and be due immediately upon payment from third party customers.

TERMINATION:

Either party may terminate this agreement at will, effective any time, with or without cause by written notice given to the other party not less than one hundred and twenty (120) days prior to the effect of such notice. At that time, each party agrees to release any and all proprietary documents. Also, each party agrees to allow the other to minimize losses due to excess inventory.

                    [FORTRON/SOURCE LETTERHEAD]



SUMMARY:

This agreement is intended to be a start for future projects between Fortron/Source and Digital Power. Digital Power desires to cost reduce products, which Fortron/Source can provide. While Digital Power can provide Fortron/Source with an expanded product line. Any future products or agreements must be done in writing. May both parties enjoy mutual profit and benefit with this partnership.


X    /S/ JACKSON WONG              X      /S/

     PRESIDENT                                 CEO

Date     10/7/94                   Date    10/11/94


For: Fortron/Source Corp.          For: Digital Power Corp.
     2925 Bayview Dr.                   41920 Christy St.
     Fremont, CA 94538                  Fremont, CA 94538
     510-440-0188                       510-657-2635